EXHIBIT 10.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ANTARES PHARMA, INC.

Antares Pharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), for the purpose of amending its Certificate of Incorporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is Antares Pharma, Inc.  The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on April 29, 2005.

2. The first paragraph of Article IV of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Three Million (303,000,000) shares, consisting of Three Hundred Million (300,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Three Million (3,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

3. The Corporation hereby certifies that the amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 2nd day of June, 2016.

ANTARES PHARMA, INC.

By:	/s/ Robert F. Apple
Name:	Robert F. Apple
Title:	President and Chief Executive Officer